APPVION, INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

1. Establishment and Objectives of the Plan

Appvion, Inc., a Delaware corporation (the “Company”), by action of its Board of Directors (the “Board”), hereby adopts this Appvion, Inc. Non-Employee Director Deferred Compensation Plan (the “Plan”) for the benefit of Non-Employee Directors of the Company,  effective January 1, 2016. The Plan is a deferred compensation plan intended to advance the interests of the Company by providing the Company an advantage in attracting and retaining Non-Employee Directors and by providing Non-Employee Directors with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.

2. Definitions

As used in the Plan, the following definitions apply to the terms indicated below.

(a) “Account” means a bookkeeping reserve account to which Phantom Stock Units are credited on behalf of Non-Employee Directors.
(b) “Administrator” means the Company or any designee appointed by the Chief Executive Officer of the Company pursuant to Section 3 of the Plan.

(c) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships), as determined by the Board.

(d) “Appointment Date” means the date that a New Director first joins the Board as a Non-Employee Director, provided such date is not an Award Date.
(e) “Award” means a Phantom Stock Unit granted as provided in the Plan as set forth herein.

(f) “Award Date” means the first day of the Plan Year or as of January 1 if the Plan Year begins on or before December 31 of the prior calendar year, and the first day following June 30 of each Plan Year.

(g) “Board” or “Board of Directors” means the Board of Directors of the Company.

(h) “Change of Control”  means: (1) the termination of the ESOP or amendment of the ESOP so that it ceases to be an employee stock ownership plan; (2) the ESOP ceases to own a majority interest in the Company; (3) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (4) the approval by the Company shareholders of any plan or proposal to terminate the Company’s business, to liquidate or dissolve the Company or to sell substantially all the Common Stock; (5) the Company merges or consolidates with any other company and the Company is not the surviving company of such merger or consolidation, and the surviving company is not controlled by the persons or entities who controlled the Company immediately prior to such merger or consolidation; or (6) any other event or series of events whereby ownership and effective control of the Company is transferred or conveyed to a person or entity that is not controlled by the Company.

(i) “Change of Control Event” shall have the meaning ascribed thereto under Code Section 409A(a)(2)(A)(v) with respect to a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.
(k) “Common Stock” means the common stock of Paperweight Development Corp.
(l) “Company” means the affiliated group of corporations, as defined in Section 1504(a) of the Internal Revenue Code, which includes Appvion, Inc. or any corporate successor to Appvion, Inc.

(m) “Disability” or “Disabled” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of not less than twelve months, as determined in accordance with Code Section 409A.

(n) “ESOP” means the Appvion, Inc. Retirement Savings and Employee Stock Ownership Plan, as amended from time to time.

(o) “Fair Market Value”  means the value of a Phantom Stock Unit which is equal to the fair market value most recently assigned to Common Stock under the terms of the ESOP prior to the Award Date or date of valuation. For example, the value of a Phantom Stock Unit between January 1 and June 30 will be based on the fair market value assigned to the Common Stock under the ESOP on the prior December 31 valuation. The value of a Phantom Stock Unit between July 1 and December 31 will be based on the prior June 30 valuation, subject to the applicable requirements of Code Section 409A.

(p) “New Director” means a Non-Employee Director of the Company who first becomes a member of the Board of Directors on a date that is not an Award Date.
(q) “Non-Employee Director” means a member of the Board who, at the time of his or her service, is not an employee of the Company or any Affiliate.
(r) “Participant” means a Non-Employee Director of the Company who has been issued one or more Awards and has an existing Account Balance.
(s) “Payment Date” means the date on which the first of the events set forth in Section 5.1(a) shall occur.
(t) “PDC” means Paperweight Development Corp., a Wisconsin Corporation.

(u) “PDC Board” means the Board of Directors of Paperweight Development Corp., a Wisconsin Corporation.
(v) “Phantom Stock Unit” means a unit established on the Company’s books equivalent to one share of Common Stock, which unit was granted pursuant to the Plan.
(w) “Plan” means this Appvion, Inc. Non-Employee Director Deferred Compensation Plan.
(x) “Plan Year” means the fiscal year of Appvion, Inc.

(y) “Prorated Amount” means, with respect to a New Director, an amount equal to the amount of a Semi-Annual Award divided by six (6), multiplied by the number remaining complete months between the Appointment Date and the next Award Date under the Plan.

(z) “Semi-Annual Award” means the retainer fee established by the Board in accordance with Section 4.1 and payable to a Non-Employee Director in the form of Phantom Stock for services performed as a member of the Company’s Board of Directors.

(aa) “Separation From Service” means a termination of a Participant’s service relationship with the Company and its affiliates meeting the requirements of Code Section 409A(2)(A)(i) and the Treasury Regulations issued thereunder and including, with respect to distribution timing if required pursuant to Code Section 409A(a)(2)(B), any delay required due to a Participant’s status as a specified employee.

(bb) “Termination Date” means the date on which the Non-Employee Director ceases to be a member of the Board of Directors of the Company.
(cc) “Vesting Date” means, with respect to each Award, the applicable date upon which such Award vests pursuant to Section 4.
3. Administration.

The Company shall have the exclusive authority to manage and control the operation and administration of this Plan and the Phantom Stock Units and any interpretation or construction of this Plan by the Company and any action taken, or decision made, by it with respect to this Plan and the Phantom Stock Units shall be final and binding upon the Participant and all other interested persons.  Without limiting the generality of the immediately preceding sentence, the Company shall have full power and authority, in its sole discretion, to determine the rights and benefits and all claims, demands and actions arising out of the provisions of this Plan, to decide all questions and settle all controversies arising in the administration, interpretation, construction and application of, or otherwise in connection with this Plan, and to establish any grantor trust or other fund in connection with this Plan (subject to Section 10.4).  The Company shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities, which delegation shall not relieve the Company of any responsibility it may have under this Plan.  Any such delegation by the Company may allow further delegations by the individual or entity to which the delegation is made. The Company may rescind any delegation at any time.  Each person or entity to whom a duty or responsibly has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

4. Semi-Annual Award

4.1 Amount of Annual Award. Until changed by resolution of the Board, the amount of the Semi-Annual Award will be $27,500 for each Non-Employee Director. Any Award granted on a date other than the Award Date shall be for a Prorated Amount. The Semi-Annual Awards shall be issued in satisfaction of any existing obligation to issue Phantom Stock Units to currently serving Non-Employee Directors arising in connection with an outstanding agreement with the Company.

4.2 Entitlement to Award.

(a) Each Non-Employee Director of the Company who is duly elected and serving as a Non-Employee Director at an Award Date shall receive a Semi-Annual Award. Each New Director shall receive a Prorated Amount on his or her Appointment Date. All Awards shall be allocated as provided in Section 4.2(b).

(b) Phantom Stock Award Allocation. The Semi-Annual Award shall be allocated in Phantom Stock Units and shall consist of the number of Phantom Stock Units determined by dividing the amount of the Semi-Annual Award by the Fair Market Value of one share of Common Stock on the Award Date or the Appointment Date, as applicable. Such Phantom Stock Units shall be granted and credited to the Non-Employee Director’s Account (in addition to Phantom Stock Units previously granted and credited to the Non-Employee Director’s Account) on the Award Date or the Appointment Date, as applicable.

4.3 Vesting of Awards.

(a) Each Semi-Annual Award of Phantom Stock Units granted on an Award Date shall vest as of the end of the six (6) month period immediately following the applicable Award Date provided the Non-Employee Director remains in service as a Non-Employee Director of the Company as of such date.  Each Award granted to a New Director shall vest as of the last day preceding the Award Date next following his or her Appointment Date, provided the Non-Employee Director remains in service as a Non-Employee Director as of such date. In the event an individual ceases to be a Non-Employee Director of the Company prior to the end of the applicable vesting period a Pro-Rated Amount of the Semi-Annual Award shall become vested and the remainder of the Award shall be forfeited as of the last date the individual remained a Non-Employee Director of the Company.

(b) Notwithstanding the provisions of Section 4.3(a), in the event of a Change of Control or the Non-Employee Director’s death or Disability while serving as a Non-Employee Director, 100% of the Director’s most recent Award shall become vested as of the date of such Change of Control, death or Disability.

4.4 Change of Payment Date. Any Payment Date with regard to an Award may be changed only if the following are satisfied: (i) the subsequent change shall not take effect until at least 12 months after the date on which the change is made; (ii) the new Payment Date must be at least five years after the original Payment Date; and (iii) the subsequent Payment Date, must otherwise comply with the provisions of Code Section 409A and is made at least 12 months prior to the original Payment Date.

5. Distribution

5.1 Distribution of Account.  Each Participant will be entitled to a distribution of his or her vested account balance upon the earliest to occur of the following events (a) the cessation of the Participant’s service as a Non-Employee Director of the Company provided this constitutes a Separation from Service; (b) the consummation of a Change of Control that also constitutes a Change of Control Event; or (c) the Participant’s death or Disability.

5.2 Form of Distribution.  Upon the occurrence of a distribution event pursuant to Section 5.1(a),  the vested Account balance will be paid in five (5) annual cash installments equal to one-fifth of the Phantom Stock Units credited to the Participant’s Account on the Payment Date, determined as described below. In the event of a distribution event pursuant to Section 5.1(b) or (c), the balance of such Account will be paid in a single sum to the Participant or Participant’s beneficiary(ies).

The Fair Market Value of the first installment payment (or, when applicable, any single sum) shall be determined as of the first ESOP valuation date commensurate with or next following the Participant’s distribution event and shall be paid in cash as soon as practicable after announcement of such valuation by the ESOP trustee but in no event later than March 15 of the year following the distribution event. Subsequent installment payments shall be made in a similar manner; i.e., the value of each subsequent cash installment shall be determined as of the ESOP valuation date occurring one year after the preceding Fair Market Value determination date applicable to an installment payment hereunder, and shall be paid in cash as soon as practicable after Fair Market Value determination.

6. Adjustments for Changes in Capital Structure, Etc.

If there is a change in the outstanding Common Stock by reason of the issuance of additional units, recapitalization, reclassification, reorganization or similar transaction, the Administrator shall proportionately adjust, in an equitable manner, the aggregate number of available Phantom Stock Units and the number of Phantom Stock Units held by Participants. The adjustment shall be made in a manner that will cause the value of Phantom Stock Units at the time of the transaction to remain unchanged as a result of the transaction.

7. Amendment and Termination

The Board may amend or terminate the Plan at any time; provided that no amendment to the Plan may alter, impair or reduce the number of Phantom Stock Units awarded before the effective date of the amendment without the written consent of the affected Participants.  No Phantom Stock Units may be awarded after the date of Plan termination although payments shall be made in accordance with the Plan with respect to Phantom Stock Units awarded before the date of Plan termination. Notwithstanding anything herein to the contrary, the Board, in its sole discretion, may accelerate the time for exercise of vested Phantom Stock Units upon Plan termination.

8. Successors

All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.

9. Reservation of Rights

Nothing in this Plan or in any Award provided under this Plan will be construed to limit in any way the right of the Board or the stockholders to remove a Non-Employee Director from the Board of Directors.

10. Miscellaneous

10.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.

10.2 No Rights as Shareholder. Phantom Stock Units shall not entitle the Participant to an equity interest in the Company nor give the Participant the rights of a shareholder in the Company.

10.3 Limitation of Actions. No lawsuit with respect to any benefit payable or other matter arising out or relating to the Plan may be brought before exhaustion of claim and review procedures established by the Committee, and any lawsuit must be filed no later than nine (9) months after a claim is denied or be forever barred.

10.4 Internal Revenue Code Section 409A. The Plan is intended to comply with the requirements of  Code Section 409A and shall be administered in accordance and interpreted in accordance with this intent. To the extent any provision of the Plan or action by the Board or Plan Administrator would subject any Non-Employee Director to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board. The Plan and all Award agreements may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve compliance with Section 409A of the Code.

10.5 Unfunded Plan. The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of benefits under the Plan. No Participant or other person shall have any interest in any particular assets of the Company and shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. The Company may (but shall have no obligation to) establish a grantor trust in accordance with Revenue Procedure 92-64, 1992-2 C.B. 422 (1992) to which it may contribute shares of Common Stock or other consideration to meet the Company’s obligations to deliver such shares upon the Payment Date with respect to vested Phantom Stock Units.

10.6 Governing Law; Jurisdiction. The Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin. By participating in the Plan, the Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Wisconsin and of any federal court located in Milwaukee, Wisconsin in connection with any action or proceeding arising out of or relating to the Plan, any document or instrument delivered pursuant to or in connection with the Plan.

10.7 Nonassignable. Phantom Stock Units are an unfunded promise to pay and are not property. Any rights and privileges represented by a Phantom Stock Unit may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

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